NEUBERGER BERMAN INCOME FUNDS
                             DISTRIBUTION AGREEMENT

                                   SCHEDULE A


         The Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

                  Series                            Date Made Party to Agreement

Neuberger Berman Cash Reserves                                      July 2, 1993
Neuberger Berman Government Money Fund                              July 2, 1993
Neuberger Berman High Yield Bond Fund                           February 3, 1998
Neuberger Berman Institutional Cash Fund                           March 7, 2000
Neuberger Berman Limited Maturity Bond Fund                         July 2, 1993
Neuberger Berman Municipal Money Fund                               July 2, 1993
Neuberger Berman Municipal Securities Trust                         July 2, 1993